UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of report (Date of earliest event reported): January 5, 2005

                          Walker Financial Corporation
             (Exact name of registrant as specified in its charter)

          Delaware                      0-5418                  13-2637172
(State or other jurisdiction          (Commission              (IRS Employer
      of incorporation)               File Number)           Identification No.)

     990 Stewart Avenue - Suite 60A
          Garden City, New York                                     11530
(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number, including area code:  (516) 832-7000

                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On January 5, 2005, we, Walker Financial Corporation, issued a total of 2,936,890 shares of our common stock to the holders of our outstanding 10% Senior Subordinated Secured Convertible Promissory Notes in the aggregate principal amount of $795,000 in exchange for such holders waiving substantially all of their rights under such 10% notes, including their right to payment of principal and accrued interest due under such 10% notes. The accrued interest due under such 10% notes totaled approximately $287,000. In effect, such 10% notes were exchanged for shares of our common stock at the rates of one share for each (a) $0.30 of principal so exchanged and (b) $0.23 of accrued interest so exchanged. In connection with the issuance of said 2,936,890 shares, we agreed to (x) use our best efforts to expeditiously register for resale the shares that such holders of the 10% notes received and (y) issue additional shares to such holders in the event that we issued shares to certain third parties for consideration less than $0.30 at any time prior to December 4, 2006. We believe that the issuance of said 2,936,891 shares was exempt from the registration requirements of the Securities Act pursuant to the provisions of Sections 3(a)(9) and 4(2) of the Securities Act. The Company additionally expects to record a charge for the conversion expense since the conversion price on the exchange was less than the conversion price of the 10% notes.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 6, 2005

                                        Walker Financial Corporation


                                        By: /s/ Mitchell S. Segal
                                           -------------------------------------
                                           Mitchell S. Segal, President